Exhibit 10.4

DIAMEDICA INC.
(the "Company")

AMENDED AND RESTATED DEFERRED SHARE UNIT PLAN

FOR DIRECTORS AND EXECUTIVE OFFICERS

PART l - GENERAL PROVISIONS

Purpose

1.1          The purpose of this Plan is to provide an alternative form of compensation to satisfy annual and special bonuses payable to Directors and Executive Officers and to satisfy fees that may be payable to Directors for acting as directors of the Company. This form of compensation promotes a greater alignment of interests amongst Directors and Executive Officers and the Company's shareholders.

Definitions

1.2           In this Plan,

Annual Board Retainer means that annual retainer paid by the Company to a Director, but does not include Chair Fees, Committee Fees and Meeting Fees.

Applicable Withholding Tax has the meaning set forth in Section 3.4;

Awarded Amount has the meaning set forth in Section 2.1;

Board means the Board of Directors of the Company;

Chair means the chair of the Board;

Chair Fees means the fees or retainers, other than Meeting Fees, the Annual Board Retainer and Committee Fees, paid by the Company to a Director for service as the Chair and as chairperson of a committee of the Board;

Committee means the Governance and Compensation Committee of the Board, or any other persons designated by the Board to perform the duties contemplated herein;

Committee Fees means the fees or retainers, other than Meeting Fees, the Annual Board Retainer and Chair Fees, paid by the Company to a Director for service on a committee of the Board;

Company means DiaMedica Inc.;

Deferred Share Unit means a right granted by the Company to an Eligible Person to receive, on a deferred payment basis, a Share or the Fair Market Value thereof, or a combination thereof on the terms contained in this Plan;

Director means any Director of the Company, or a subsidiary of the Company, appointed and approved by the Board or the shareholders;

Eligible Person means any person who is a Director or Executive Officer;

Executive Officer means the Chief Executive Officer, President, Chief Financial Officer and any senior officer of the Company, or any subsidiary of the Company or any persons acting in any such capacity on behalf of the Company or subsidiary of the Company;

Fair Market Value means the five-day volume weighted average trading price as calculated in accordance with the TSXV Policies as at, and including, the relevant determination date or such other applicable date referenced herein provided that such date is a business day and if it is not then calculated as at and including the last business day which proceeded such applicable date referenced herein, except that if the Shares are not listed on the TSXV, the Fair Market Value will be the value established by the Board based on the five-day average closing price per Share on any other public exchange on which the Shares are listed calculated as at, and including, the relevant determination date or such other applicable date referenced herein provided that such date is a business day and if it is not then calculated as at and including the last business day which proceeded such applicable date referenced herein, or if the Shares are not listed on any public exchange, by the Board based on its determination of the fair value of a Share;

Director Fees means the aggregate total of the Annual Board Retainer, Chair Fees, Committee Fees, Meeting Fees and any other fees payable to a Director;

Insider means an insider as defined in the TSXV Policies;

Meeting Fees means the fees or retainers, other than the Annual Board Retainer, Chair Fees, and Committee Fees, paid by the Company to a Director for attending meetings of the Board or any committee of the Board;

Option means the right to purchase Shares granted pursuant to the Company's stock option plan approved by the Board, as may be amended from time to time in accordance with its terms, or any successor plan accepted for filing by the TSXV;

Outstanding Issue means the number of Shares outstanding on a non-diluted basis;

Plan means this Amended and Restated Deferred Share Unit Plan, as amended from time to time;

Reserved for Issuance refers to Shares that may be issued in the future upon the exercise of Deferred Share Units which have been or are granted pursuant to this Plan;

Section 409A means Section 409A of the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

Separation from Service of a US Taxpayer means the date the US Taxpayer incurs a separation from service with the Company within the meaning of U.S. Treas. Regs. § 1.409A-1(h);

Service Provider means a person who is a bona fide director, officer, employee or consultant of the Company or its affiliates, and also includes a company, of which 100% of the share capital is beneficially owned by one or more such persons;

Share means a common share in the capital of the Company;

Share Compensation Arrangement means the Plan described herein and any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to one or more Eligible Persons, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guaranty or otherwise;

Specified Employee means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code;

Terminated Service means that the Eligible Person has ceased to be a Director or Executive Officer, other than as a result of death;

Total Compensation for a particular Eligible Person means the aggregate of:

(a)	the discretionary annual bonus determined by the Board for which Directors or Executive Officers are eligible, and

(b)	a bonus, that is not an annual bonus, that may be awarded to a Director or Executive Officer at the discretion of the Board; and

(c)	Director Fees.

TSXV means the TSX Venture Exchange;

US Taxpayer means an Eligible Person whose compensation from the Company is subject to Section 409A.

Effective Date

1.3          Subject to the acceptance by the TSXV, this Plan will be effective immediately after the approval of the shareholders of the Company at the Company’s Annual and Special Meeting to be held September 22, 2011.

Administration

1.4          The Board will, in its sole and absolute discretion, but taking into account relevant corporate, securities and tax laws,

(a)      interpret and administer this Plan,

(b)      establish, amend and rescind any rules and regulations relating to this Plan, and

(c)      make any other determinations that the Board deems necessary or desirable for the administration of this Plan.

The Board may correct any defect or any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board in the interpretation and administration of this Plan will be final, conclusive and binding on all parties concerned. All expenses of administration of this Plan will be borne by the Company.

Delegation

1.5          The Board may, to the extent permitted by law, delegate any of its responsibilities under this Plan and powers related thereto (including, without limiting the generality of the foregoing, those referred to under Section 1.4) to the Committee or to one or more officers of the Company and all actions taken and decisions made by the Committee or by such officers in this regard will be final, conclusive and binding on all parties concerned, including, but not limited to, the Company, the Eligible Person, and their legal representatives.

PART 2 - AWARDS UNDER THIS PLAN

Determination of Deferred Share Units

2.1          The Board will, in its sole and absolute discretion, decide at the time of declaring or awarding any Total Compensation to any Eligible Person the amount (the "Awarded Amount") of the Total Compensation that will be satisfied in the form of Deferred Share Units.

Issue of Deferred Share Units

2.2          The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to an Eligible Person for services will be determined by dividing the Awarded Amount by the Fair Market Value as at the last trading day before the date the Awarded Amount is declared by the Board.

Maximum Shares Reserved

2.3          Subject to adjustment as provided for herein, the maximum aggregate number of Shares that may be Reserved for Issuance pursuant to this Plan is 2,000,000 Shares.

2.4          In no event may the number of Shares that are Reserved for Issuance to any one person pursuant to Deferred Share Units and Options exceed 5% of the Outstanding Issue.

2.5          The maximum aggregate number of Shares that, under all Share Compensation Arrangements,

(a)     may be Reserved for Issuance to Insiders of the Company, may not exceed 10% of the Outstanding Issue at any time, and

(b)     may be issued to Insiders within a one-year period, may not exceed 10% of the Outstanding Issue.

2.6          For the purposes of Section 2.5, Shares issuable to an Insider pursuant to a Deferred Share Unit or other entitlement that was granted before the person became an Insider will be excluded in determining the number of Shares issuable to Insiders.

Shares Not Acquired

2.7          Any Shares not acquired under a Deferred Share Unit granted under the Plan which has expired or been cancelled or terminated may be made the subject of a further Deferred Share Unit pursuant to the provisions of the Plan.

Dividend Equivalents

2.8          On any date on which a cash dividend is paid on Shares, an Eligible Person's account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by,

(a)     multiplying the amount of the dividend per Share by the aggregate number of Deferred Share Units that were credited to the Eligible Person's account as of the record date for payment of the dividend, and

(b)     dividing the amount obtained in Section 2.8(a) by the Fair Market Value on the date on which the dividend is paid.

Eligible Person's Account

2.9          A written confirmation of the balance in each Eligible Person's account will be sent by the Company to the Eligible Person upon request of the Eligible Person.

Adjustments and Reorganizations

2.10       In the event of any dividend paid in shares, share subdivision, combination or exchange of shares, merger, consolidation, spin-off or other distribution of Company assets to shareholders, or any other change in the capital of the Company affecting Shares, the Board, in its sole and absolute discretion, will make, with respect to the number of Deferred Share Units outstanding under this Plan, any proportionate adjustments as it considers appropriate to reflect that change.

PART 3 - TERMINATION OF SERVICE

Termination of Service

3.1          An Eligible Person who has Terminated Service may elect to receive one Share in respect of each whole Deferred Share Unit credited to the Eligible Person's account (determined in accordance with Section 3.2) net of Applicable Withholding Tax, by filing with the President of the Company a notice of redemption in the form prescribed from time to time by the Company on or before December 15 of the first calendar year commencing after the date on which the Eligible Person has Terminated Service. If the Eligible Person fails to file such notice on or before that December 15, the Eligible Person will be deemed to have filed with the President of the Company a notice of redemption on that December 15 and will be deemed to have elected to redeem all of his or her Deferred Share Units. The date on which a notice is filed or deemed to be filed with the Secretary of the Company is the "Filing Date". The Company may defer the Filing Date to any other date if such deferral is, in the sole opinion of the Company, desirable to ensure compliance with Section 4.3.

Issuance of Shares

3.2          The issuance of the Shares will be made by the Company as soon as reasonably possible following the Filing Date. In no event will the issuance be made later than December 31 of the first calendar year commencing after the Eligible Person has Terminated Service. Fractional Shares may not be issued, and where an Eligible Person would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Company will pay to such Eligible Person, in lieu of such fractional Share, cash equal to its Fair Market Value, calculated as at the Filing Date.

3.3.     Notwithstanding the foregoing provisions of Section 3.1 and Section 3.2, if an Eligible Person is a US Taxpayer, then the following rules shall apply relating to the redemption of Deferred Share Units and issuance of Shares:

(a)     Deferred Share Units which become redeemable under Section 3.1 shall be redeemed only if the event giving rise to Terminated Service is a Separation from Service; and

(b)     the redemption date shall be any date determined by the Company (and not the US Taxpayer) to occur as soon as reasonably possible (but not later than two months) after the Separation from Service, without a notice of filing required by the Eligible Person, except that if the US Taxpayer is determined to be a Specified Employee, the redemption date shall be the first day of the seventh month after the Separation from Service of the US Taxpayer.

Death

3.4          In the event of the death of an Eligible Person, the Company will, within two months of the Eligible Person's death, pay cash equal to the Fair Market Value of the Shares which would be deliverable to the Eligible Person if the Eligible Person had Terminated Service in respect of the Deferred Share Units credited to the deceased Eligible Person's account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Person. The Fair Market Value will be calculated on the date of death of the Eligible Person.

Applicable Withholding Tax

3.5          The Company is authorized to deduct such taxes and other amounts as it may be required by law to withhold ("Applicable Withholding Tax"), in such manner as it determines, including, without limiting the generality of the foregoing, by delivering fewer Shares than an Eligible Person otherwise would have received. The Company may require Eligible Persons, as a condition of receiving Shares otherwise to be delivered to them under this Plan, to deliver undertakings to, or indemnities in favour of, the Company respecting the payment by such Eligible Persons of applicable income or other taxes.

PART 4 - GENERAL

Non-Transferability

4.1          Deferred Share Units and all other rights, benefits or interests in this Plan are non-transferable and may not be pledged or assigned or encumbered in any way and are not subject to attachment or garnishment, except that if the Eligible Person dies, the legal representatives of the Eligible Person will be entitled to receive the amount of any payment otherwise payable to the Eligible Person hereunder in accordance with the provisions hereof.

No Right to Service

4.2          Neither participation in this Plan nor any action under this Plan will be construed to give any Eligible Person a right to be retained in the service of the Company.

Applicable Trading Policies

4.3          The Board and each Eligible Person will ensure that all actions taken and decisions made by the Board or the Eligible Person, as the case may be, pursuant to this Plan comply with any applicable securities laws and policies of the Company relating to insider trading or "blackout" periods.

Successors and Assigns

4.4          This Plan will enure to the benefit of and be binding upon the respective legal representatives of the Eligible Person.

Plan Amendment

4.5          The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate the Plan without obtaining shareholder approval as it deems necessary or appropriate, but no amendment will, without the consent of the Eligible Person or unless required by law, adversely affect the rights of an Eligible Person with respect to Deferred Share Units to which the Eligible Person is then entitled under this Plan.

4.6          Notwithstanding Section 4.5, the Board may not, without approval of the holders of a majority of the issued and outstanding equity securities of the Company present and voting in person or by proxy at a meeting of holders of such securities, amend the Plan or a Deferred Share Unit to:

(a)     increase the number of Shares reserved for issuance under the Plan;

(b)     permit assignments, or exercises other than by the Eligible Person, of Deferred Share Units beyond that contemplated by Section 4.1, except for an amendment that would permit the assignment of a Deferred Share Unit for estate planning or estate settlement purposes; and

(c)     amend the Plan to provide for other types of compensation through equity issuance, unless the change to the Plan or a Deferred Share Unit results from the application of Section 2.10.

4.7          Without limiting the generality of Section 4.5, the Board may make the following amendments to the Plan without obtaining shareholder approval:

(a) amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including without limitation the TSXV Policies or the rules of any national securities exchange or system on which the Shares are then listed or reported, or by any regulatory body having jurisdiction with respect thereto;

(b)     making adjustments to outstanding Deferred Share Units in the event of certain corporate transactions;

(c)     a change to the termination provisions of a security or the Plan which does not entail an extension beyond the original termination date;

(d)     amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan, including, without limitation, to expand the class of Eligible Persons to include any or all Service Providers; and

(e)     amendments to the Plan that are of a "housekeeping nature".

Plan Termination

4.8          The Board may terminate this Plan at any time, but no termination will, without the consent of the Eligible Person or unless required by law, adversely affect the rights of an Eligible Person with respect to Deferred Share Units to which the Eligible Person is then entitled under this Plan. In no event will a termination of this Plan accelerate the time at which the Eligible Person would otherwise be entitled to receive any Shares or cash in respect of Deferred Share Units hereunder.

Governing Law

4.9          This Plan and all matters to which reference is made in this Plan will be governed by and construed in accordance with the laws of Manitoba and the laws of Canada applicable therein.

Reorganization of the Company

4.10          The existence of this Plan or Deferred Share Units will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

No Shareholder Rights

4.11          Deferred Share Units are not considered to be Shares or securities of the Company, and an Eligible Person whose account is credited with Deferred Share Units will not, as such, be entitled to exercise voting rights or any other rights attaching to the ownership of Shares of other securities of the Company, or be considered the owner of Shares by virtue of such crediting of Deferred Share Units.

No Other Benefit

4.12          No amount will be paid to, or in respect of, an Eligible Person under this Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Person for such purpose.

Unfunded Plan

4.13          For greater certainty, this Plan will be an unfunded plan, including for tax purposes. Any Eligible Person holding Deferred Share Units or related accruals under this Plan will have the status of a general unsecured creditor of the Company with respect to any relevant rights hereunder.